Exhibit 99.1

Idaho Copper Receives U.S. Forest Service Approval to Commence Drilling at Flagship CuMo Copper-Molybdenum Project

Approved Exploration Plan of Operations and 2026 Annual Operating Plan Clear the Way for Drilling; Company Targeting Up to 15,000 Feet of Additional Diamond Core Drilling This Season

BOISE, Idaho – September 22, 2026 – Idaho Copper Corporation (NYSE American: COPR) (“Idaho Copper” or the “Company”), a critical minerals developer advancing the flagship CuMo copper-molybdenum-silver project in Idaho, today announced that the U.S. Forest Service, Boise National Forest (“USFS”) sent a letter approving the Company’s Exploration Plan of Operations (“PoO”) and its 2026 annual operating plan for exploration at the CuMo project in Boise County, Idaho, clearing the way for drilling and roadbuilding and maintenance activities to commence.

On September 9, 2026, the USFS accepted the Company’s signed Forest Service Evaluation form and incorporated all required changes, modifications and mitigations into the approved PoO, and has accepted the Company’s reclamation surety bond. The letter further notes that the Company has provided documentation showing that all other permits necessary for the project are in place and in good standing. The USFS also approved the Company’s 2026 annual operating plan, which was reviewed and field verified by agency staff. The approved PoO is effective for six years from the first day of operations, inclusive of final reclamation.

The approval follows the Decision Notice and Finding of No Significant Impact issued by the USFS on March 14, 2025 under an Environmental Assessment, which completed the federal environmental review of the CuMo exploration plan. The September 9 letter satisfies the remaining administrative conditions to that decision and authorizes the Company to begin work.

Management Commentary

“Approval of our Exploration Plan of Operations and our 2026 annual operating plan is the culmination of a decade of work with the Forest Service, and it is the milestone that should turn CuMo from a concept into an active drill program,” said Andrew Brodkey, Chief Executive Officer of Idaho Copper. “We have an approved plan, an accepted reclamation bond, and the other permits this project requires. In a country where federal permitting is often the single largest obstacle impeding advancement of a critical minerals deposit, that is a meaningful achievement.”

“Our priority for the balance of this season is infill drilling that tightens confidence in the existing deposit, and we plan to carry that work into a substantially larger campaign in 2027 aimed at completing the drilling needed for a Prefeasibility Study. Every foot we drill from here will be directed at advancing CuMo toward a development decision, and at doing so under the environmental commitments we have made to the Forest Service and to the communities around this project,” concluded Brodkey.

About Idaho Copper Corporation

Idaho Copper Corporation (NYSE American: COPR) is a critical minerals developer focused on exploring and developing the CuMo copper-molybdenum-silver-tungsten-rhenium project located in Boise County, Idaho. The CuMo project is one of the largest undeveloped copper deposits in the U.S., which management believes is among the largest undeveloped primary molybdenum deposits in the world, which also contains significant amounts of silver, rhenium, and tungsten — all considered critical or of strategic importance. The project comprises approximately 2,640 acres and consists of 126 federal unpatented lode mining claims and 6 patented mining claims. To learn more, please visit www.idaho-copper.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward-looking statements” that are made pursuant to the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by using words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release include statements regarding the Company’s 2026 and 2027 exploration and drilling programs, the expected footage, scope and timing thereof, and the planned Prefeasibility Study and the anticipated timing thereof. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made, including risks related to metal price volatility, mining and processing performance, drill rig and contractor availability, weather and the length of the permitted operating season, permitting, and the availability of financing for and development of the CuMo project. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in our filings with the Securities and Exchange Commission (the “SEC”), including the risk factors contained in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and registration statements. In addition, this press release contains time-sensitive information that reflects management’s best analysis only as of the date of this press release. Idaho Copper does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group - MZ North America

(262) 357-2918

COPR@mzgroup.us

www.mzgroup.us